Exhibit 3.1

AMENDMENT TO THE BYLAWS
OF
CENTURY COMMUNITIES, INC.

1.          Article I, Section 1.7 of the Bylaws of Century Communities, Inc. (the “corporation”) as currently in effect is hereby amended and restated in its entirety as follows:

“Section 1.7  Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present, each nominee for director shall be elected by a majority of the votes cast.  For purposes of this Section 1.7, a “majority of the votes cast” shall mean that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” such director nominee (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election); provided, however, that directors shall be elected by a plurality of the votes cast in connection with any Contested Election, as defined herein. For purposes of this Section 1.7, a “Contested Election” is any election of directors in connection with which (a)(i) the Secretary of the corporation receives notice, in compliance with the advance notice requirements for Nominations set forth in Section 1.13 of this Article I, that a stockholder has nominated one or more persons to compete with the persons nominated by the Board of Directors for election to the Board of Directors and (ii) such Nomination has not been withdrawn by such stockholder on or prior to the fifth (5th) day preceding the date the corporation first mails its notice of meeting for such meeting to the stockholders or (b) one or more director nominees has been presented for election by a stockholder or stockholders pursuant to a solicitation of written consents pursuant to Section 1.10 of this Article I, if then permitted under the certificate of incorporation. If directors are to be elected by a plurality of the votes cast in connection with any Contested Election, stockholders shall not be permitted to vote against a nominee, but rather shall be given the opportunity with regard to each nominee for election to vote for the election of the nominee or to withhold votes with regard to the nominee. All other questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.”

2.          Article I, Section 1.13(A)(2) of the Bylaws of the corporation as currently in effect is hereby amended and restated in its entirety as follows:

“(2) For Nominations or Business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 1.13, the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later on the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as describe above. Such stockholder’s notice shall set forth: (a) as to each Nomination to be made by such stockholder, (i) all information relating to the individual subject to such the Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the corporation, (ii) such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected, and (iii) a statement whether such person, would be in compliance if elected as a director of the corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation; (b) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend the by-laws of the corporation, the language of the proposed amendment), the reasons for conducting such Business at the meeting and any material interest in such Business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Business is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and such beneficial owner, (ii) the class, series and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination or Business, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the Business or elect the nominee subject to the Nomination and/or (b) otherwise to solicit proxies from stockholders of the corporation in support of such Nomination or Business; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of his, her or its intention to present such Business at an annual meeting of stockholders of the corporation in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting of stockholders. The corporation may require any individual subject to such Nomination to furnish such other information as it may reasonably require to determine the eligibility of such individual subject to such Nomination to serve as a director of the corporation.”

3.          This amendment to the bylaws of the corporation is hereby duly adopted and made effective on the date hereof pursuant to authority conferred under Section 115 of the General Corporation Law of the State of Delaware and in accordance with each of the certificate of incorporation, as amended, of the corporation, and Section 7.6 of the bylaws of the corporation.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment to the Bylaws of Century Communities, Inc. has been duly approved and adopted by the Board of Directors of Century Communities, Inc. on this 3rd day of February, 2021.

By:	/s/ David L. Messenger
Name:	David L. Messenger
Title:	Secretary